Exhibit 99.1

Fractyl Health Announces Advancement in Weight Maintenance Pipeline and Business Updates

Company will accelerate Revita® weight maintenance clinical study REMAIN-1; open label data from REVEAL-1 cohort expected in Q4 2024 and mid-point data analysis for REMAIN-1 anticipated in Q2 2025

Company expands Revita type 2 diabetes clinical study REVITALIZE-1, expanding eligibility; increases potential U.S. treatment population for Revita by over 6x (from ~4 to ~25 million patients)

Company presented preclinical data showing greater, more durable weight loss for its GLP-1 pancreatic gene therapy Rejuva® vs. semaglutide in one of eight President Select Abstracts at the American Diabetes Association’s 84th Scientific Sessions

BURLINGTON, Mass., June 24, 2024 (GLOBE NEWSWIRE) – Fractyl Health, Inc. (Nasdaq: GUTS) (the “Company”), a metabolic therapeutics company focused on pioneering new approaches that treat the root cause of obesity and type 2 diabetes (T2D), today announced that it will accelerate its REMAIN-1 clinical study, which is evaluating Revita’s efficacy in maintaining weight loss following the discontinuation of GLP-1 therapy. The Company also announced that the U.S. Food and Drug Administration (FDA) has approved an amendment to the protocol for the REVITALIZE-1 study of its Revita device, which expands eligibility to patients with T2D who are inadequately controlled on any glucose lowering agent, including GLP-1 agonists and/or insulin, thus expanding the potential U.S. treatment population by nearly six-fold. Fractyl now anticipates reporting open label data from the REVEAL-1 cohort of REMAIN-1 starting in Q4 2024, a mid-point data analysis from REMAIN-1 in Q2 2025, and topline data from REVITALIZE-1 in mid-2025.

Obesity is a highly prevalent, complex disease that is associated with multiple cardiometabolic complications, including T2D. GLP-1 agonists have become game-changers in the treatment of diabetes and obesity: over 40% of patients with diabetes in the U.S. have tried GLP-1s and over 12 million U.S. adults have used them just to lose weight,1 2 yet they are not providing patients with sustained solutions to these chronic problems. Discontinuation rates are high due to gastrointestinal side effects, cost, access challenges, and other unexplained reasons. Clinical trials have highlighted the risk of substantial weight regain — as much as 66% — within one year of discontinuing GLP-1 therapies.3,4

Revita is an outpatient endoscopic procedure that involves resurfacing the mucosal lining of the duodenum, the first part of the small intestine just after the stomach, which is responsible for breaking down food into absorbable nutrients. Revita targets the duodenal lining, which can become thickened by high-fat and high-sugar diets, making it hard for the body to maintain a healthy metabolism and blood glucose levels. By resurfacing and reversing the pathology of the duodenal lining, if approved, Revita has the potential to become the first disease-modifying therapy that targets a root cause of obesity and T2D.

“We are pleased to announce the acceleration of our REMAIN-1 study to address the significant unmet need we’re seeing around weight maintenance following the use of GLP-1 treatment,” said Harith Rajagopalan, M.D., Ph.D., co-founder and Chief Executive Officer of Fractyl. “If successful and approved, Revita may offer a reliable ‘off-ramp’ to the millions of people currently taking GLP-1 therapies, potentially providing durable weight maintenance without having to continue taking these medications.”

Dr. Rajagopalan added, “In parallel, we are excited about the expansion of the protocol for REVITALIZE-1, because we believe Revita holds unique potential for tackling disease progression and prevention in the huge public health crisis that is T2D. For patients currently managing T2D with medications and/or

1 https://www.kff.org/health-costs/poll-finding/kff-health-tracking-poll-may-2024-the-publics-use-and-views-of-glp-1-drugs/

2 US Census Bureau data as of July 1, 2023

3 Wilding JPH, et al. Diabetes Obes Metab. Weight regain and cardiometabolic effects after withdrawal of semaglutide: The STEP 1 trial extension(2022).

4 Aronne LJ, et al. JAMA.Continued Treatment With Tirzepatide for Maintenance of Weight Reduction in Adults With Obesity: The SURMOUNT-4 Randomized Clinical Trial (2023).

insulin, Revita aims to enhance glucose regulation and halt or slow down the disease's advancement, representing a paradigm shift in the way in which we treat these patients.”

In prior clinical studies of Revita conducted in people with T2D in the U.S. and EU, pooled analyses of weight data provided evidence to support the potential for durable weight maintenance after a single Revita procedure. Revita is approved in Germany for the treatment of T2D and has both an FDA Breakthrough Device designation in insulin-treated T2D and reimbursement support from the CMS, meaning that CMS will cover routine costs and certain trial-related expenses for participants.

REMAIN-1 Update
REMAIN-1 is a randomized, double-blind trial of Revita versus sham in patients who have lost at least 15% total body weight on tirzepatide therapy, which is expected to begin in Q3 2024. Given the accelerated timeline, the Company now anticipates a mid-point data analysis from this cohort in Q2 2025. In parallel to the randomized portion of the REMAIN-1 study, Fractyl will also have an open label cohort, REVEAL-1, that will follow a similar patient population and management protocol with open label data updates. The Company anticipates providing initial open label data in Q4 2024.

REVITALIZE-1 Update
REVITALIZE-1 (NCT04419779) is a randomized, double-blind crossover, sham-controlled, multi-center study of Revita. Previously, the protocol included T2D patients taking insulin and up to three non-insulin drugs, including GLP-1 therapies. The updated protocol will now include patients with inadequately controlled T2D on at least one glucose lowering agent (GLA). Fractyl will immediately begin recruiting these additional patients into REVITALIZE-1 and now expects to report topline data in mid-2025.

REJUVA Update

The Company presented new head-to-head preclinical data comparing Rejuva®, its adeno-associated virus (AAV)-based GLP-1 pancreatic gene therapy program, to semaglutide as part of a President Select Abstract at ADA’s 84th Scientific Sessions in Orlando, FL. These data demonstrated statistically significant improvements in the percentage and durability of weight reductions as well as a greater relative proportion of fat mass to lean mass loss in mice treated with Rejuva vs. semaglutide.

About Fractyl Health

Fractyl Health is a metabolic therapeutics company focused on pioneering new approaches to the treatment of metabolic diseases, including obesity and T2D. Despite advances in treatment over the last 50 years, obesity and T2D continue to be rapidly growing drivers of morbidity and mortality in the 21st century. Fractyl Health’s goal is to transform metabolic disease treatment from chronic symptomatic management to durable disease-modifying therapies that target the organ-level root causes of disease. Fractyl Health is based in Burlington, MA. For more information, visit www.fractyl.com or https://twitter.com/FractylHealth.

About Revita

Fractyl Health’s lead product candidate, Revita, is based on the company’s insights surrounding the potential role of the gut in obesity and T2D. Revita is designed to remodel the duodenal lining via hydrothermal ablation (i.e., duodenal mucosal resurfacing) to edit abnormal intestinal nutrient sensing and signaling mechanisms that are a potential root cause of metabolic disease. Revita has received a CE mark in Europe and, in January 2022, received reimbursement authorization through NUB in Germany for the treatment of T2D. In the United States, Revita is for investigational use only under US law. A pivotal study of Revita in patients with T2D who are inadequately controlled on any glucose lowering agent, REVITALIZE-1, is currently enrolling in the United States and Europe. A pivotal study of Revita in patients with obesity after discontinuation of GLP-1 based drugs, called REMAIN-1, is anticipated to initiate in Q3 2024.

About Rejuva

Fractyl Health’s Rejuva® platform focuses on developing next-generation adeno-associated virus (AAV)-based, locally delivered gene therapies for the treatment of obesity and T2D. The Rejuva platform is in preclinical development and has not yet been evaluated by regulatory agencies for investigational or commercial use. Rejuva leverages advanced delivery systems and proprietary screening methods to identify and develop metabolically active gene therapy candidates targeting the pancreas. The program aims to transform the management of metabolic diseases by offering novel, disease-modifying therapies that address the underlying root causes of disease.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the promise and potential impact of our preclinical or clinical trial data, the design, initiation, timing and results of clinical enrollment and any clinical studies or readouts, the content, information used for, timing or results of any IND-enabling studies or IND applications, the potential launch or commercialization of any of our product candidates or products, the potential treatment population for any of our product candidates or products, and our strategic and product development objectives and goals, including with respect to enabling long-term control over obesity and type 2 diabetes without the burden of chronic therapies. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the Company’s limited operating history; the incurrence of significant net losses and the fact that the Company expects to continue to incur significant net losses for the foreseeable future; the Company’s need for substantial additional financing; the Company’s ability to continue as a going concern; the restrictive and financial covenants in the Company’s credit agreement; the lengthy and unpredictable regulatory approval process for the Company’s product candidates; uncertainty regarding its clinical studies; the fact that the Company’s product candidates may cause serious adverse events or undesirable side effects or have other properties that may cause it to suspend or discontinue clinical studies, delay or prevent regulatory development, prevent their regulatory approval, limit the commercial profile, or result in significant negative consequences; additional time may be required to develop and obtain regulatory approval or certification for the Company’s Rejuva gene therapy candidates; the Company’s reliance on third parties to conduct certain aspects of the Company’s preclinical studies and clinical studies; the Company’s reliance on third parties for the manufacture of the materials for its Rejuva gene therapy platform for preclinical studies and its ongoing clinical studies; the regulatory approval process of the FDA, comparable foreign regulatory authorities and lengthy, time-consuming and inherently unpredictable, and even if we complete the necessary clinical studies, we cannot predict when, or if, we will obtain regulatory approval or certification for any of our product candidates, and any such regulatory approval or certification may be for a more narrow indication than we seek; and the potential launch or commercialization of any of Company’s product candidates or products and our strategic and product development objectives and goals, and the other factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2024 and in our other filings with the SEC. These forward-looking statements are based on management’s current estimates and expectations. While the Company may elect to update such forward-looking statements at some point in the future, the Company disclaims any obligation to do so, even if subsequent events cause its views to change.

Contacts

Corporate Contact

Lisa Davidson, Chief Financial Officer

ir@fractyl.com, 781.902.8800

Media Contact

Jessica Cotrone, Corporate Communications

jcotrone@fractyl.com, 978.760.5622

Investor Contact

Stephen Jasper, Gilmartin Group

stephen@gilmartinir.com, 619.949.3681